                                                                    EXHIBIT 23.6

                       CONSENT OF CIBC OPPENHEIMER CORP.

    We hereby consent to the use of our name, to the summarization of our opinion dated April 7, 1998 and to the other references to us in the Joint Proxy Statement/Prospectus of ATC Communications Group, Inc. and IQI, Inc. and the filing of such opinion as an exhibit to this Registration Statement on Form S-4 of ATC Communications Group, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or are within the class of persons whose consent is required thereunder.

                                                /s/ CIBC OPPENHEIMER CORP.

New York, New York
May 28, 1998